Exhibit 10.24

Second Amendment to

Consulting Agreement

This Second Amendment to Consulting Agreement (this “Second Amendment”), made this 21st day of March, 2022, is entered into by Perfect Moment Asia Ltd., a Hong Kong company (“Perfect Moment Asia”), Perfect Moment Ltd., a Delaware corporation (“Perfect Moment DE”), and Lucius Partners LLC, a Delaware limited liability company (the “Consultant”).

WHEREAS, Perfect Moment Asia and the Consultant entered into that certain Consulting Agreement dated March 11, 2021, as amended by the Amendment thereto dated January 28, 2022 (as so amended, the “Consulting Agreement”) (capitalized terms used herein, and not otherwise defined, shall have the respective meanings ascribed to them in Consulting Agreement); and

WHEREAS, the Share Exchange referred to in the Consulting Agreement closed on March 15, 2021, whereby the shareholders of Perfect Moment Asia exchanged all of their shares of Perfect Moment Asia for shares of Perfect Moment DE, by virtue of which Perfect Moment Asia became a wholly owned subsidiary of Perfect Moment DE; and the Bridge Financing referred to in the Consulting Agreement also closed on March 15, 2021; and

WHEREAS, the parties desire to further amend the Consulting Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Amendments to Consulting Agreement. Effective upon a closing of Perfect Moment DE’s bridge financing, pursuant to which it offered and sold, commencing in March 2022, its 8% Secured Convertible Promissory Notes due December 15, 2022:

1.1 Section 5.2 of the Consulting Agreement is hereby deleted in its entirety.

1.2 In the last sentence of Section 7 of the Consulting Agreement, the words “Subject to the cancellation of the Surrendered Shares pursuant to Section 5.2,” are hereby deleted.

The Consulting Agreement, as heretofore and hereby amended, is hereby in all respects ratified and confirmed.

2. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

Miscellaneous. This Second Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by an e-mail, which contains a copy of an executed signature page such as a portable document format (.pdf) file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such e-mail of an executed signature page such as a .pdf signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PERFECT MOMENT LTD.

By:	/s/ Negin Yeganegy
Name:	Negin Yeganegy
Title:	CEO

PERFECT MOMENT ASIA LTD.

By:	/s/ Max Gottschalk
	Name:	Max Gottschalk
	Title:	Chairman

LUCIUS PARTNERS LLC

By:	/s/ Matthew D Eitner
	Name:	Matthew D Eitner
	Title:	Managing Director

[Signature Page to 2nd Amendment to Lucius Partners Consulting Agreement]